EXHIBIT 19.1

SITEONE SECURITIES LAWS POLICY

Overview:

SiteOne’s Securities Laws Policy summarizes the restrictions on securities transactions and disclosures to members of the investment community. These restrictions are imposed by federal securities laws and the policies of SiteOne and its subsidiaries regarding transactions in publicly- traded securities and public disclosures about or affecting SiteOne.

Date Posted:

May 12, 2016; November 8, 2017; August 13, 2019; January 21, 2021; February 13, 2025

Who to Contact:

For questions regarding this Policy please see the For More Information section located on the last page.

Posted: February 13, 2025

SITEONE SECURITIES LAWS POLICY

Table of Contents
Introduction    1
Insider Trading Policy    1
Restrictions Under the Federal Securities Laws    1
SiteOne Restrictions Applicable to All SiteOne Personnel    2
SiteOne Restrictions Applicable to Directors, Executive Officers and Designated Associates    3
SiteOne Restrictions Applicable to Directors and Executive Officers    3
Use of Brokers by Section 16 Insiders    4
Restrictions on Hedging and Derivative Transactions    5
Post-Termination Transactions    5
Investor Relations Disclosure and Communication Policy    5
Requirements Under the Federal Securities Laws    5
SiteOne Securities Laws Policy Implementation Guidelines    7
Insider Trading Policy Guidelines    7
Investor Relations Communication Policy Guidelines    11
For More Information    13

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SITEONE SECURITIES LAWS POLICY

Introduction

SiteOne is dedicated to conducting itself with integrity in all matters, including compliance with the federal securities laws. This Securities Laws Policy sets forth summaries of the restrictions on securities transactions and disclosures to members of the investment community imposed by the federal securities laws and the policies of SiteOne Landscape Supply, Inc., its affiliates and subsidiaries (collectively, “SiteOne” or the “Company”) regarding transactions in publicly-traded securities and public disclosures about or affecting SiteOne.

The Securities Laws Policy applies to all directors, associates (employees), and independent contractors, advisors and consultants employed or engaged by SiteOne (collectively referred to as “SiteOne Personnel”). The purpose of this policy is to protect SiteOne Personnel and SiteOne from legal liability and to safeguard SiteOne’s reputation for integrity. As a result, the policy and procedures implemented under this policy are designed not only to prevent violations of the securities laws and protect SiteOne Personnel, but also to avoid any appearance of impropriety arising from securities transactions and disclosures by SiteOne Personnel. Violations of this policy may result in severe sanctions, up to and including termination of employment or other relationship with SiteOne.

Insider Trading Policy Restrictions Under the Federal Securities Laws
The antifraud provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) impose certain restrictions on all persons with respect to trading in securities. More specifically, these provisions prohibit trading on the basis of material non-public information relating to such securities in breach of a duty of trust or confidence to the company issuing the securities (such as a breach of a confidentiality agreement or the terms and conditions of employment), the company’s stockholders, or another person or company that is the source of the material non-public information.

Trading “on the basis of material non-public information” generally means making a purchase or sale while aware of material non-public information, unless the purchase or sale is contracted for or arranged prior to becoming aware of material non-public information and in a manner that does not permit any subsequent exercise of influence over how, when or whether to effect the purchase or sale. In addition, the federal securities laws prohibit the disclosure of material non-public information to enable another person to trade on the basis of that information.

The term “trading” refers to all purchases and sales and the term “securities” includes not only common stock, but also preferred stock, bonds, notes, options, warrants, puts, calls, and other equity and debt instruments. “Material non-public information” is information that is not available to the general public relating to a company, its business operations or securities, which would

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likely affect the market price of any of its securities, would be considered important by a reasonable investor in determining whether to buy, sell or hold the company’s securities, or would significantly alter the total mix of information publicly available about the company. Examples of this kind of information include, among many other things, sales and earnings estimates or results, EBITDA, the number of locations projected to be opened, plans for expansion into new markets, details of merger and acquisition activity, internal financial reports, developments in significant litigation and senior management changes. Trading on the basis of material non-public information and improperly disclosing that information to others who may trade on the basis of the information are commonly known as “insider trading” and “tipping,” respectively. In general, you should assume that all information about SiteOne that you receive from any source (whether in the course of your service to SiteOne or otherwise) is “non-public” unless you are certain that the information has been publicly disclosed for at least two (2) business days.

In addition to the general prohibitions against insider trading and tipping, the federal securities laws specifically prohibit directors, officers, and owners of ten percent (10%) or more of a publicly-traded company from engaging in securities transactions that are only profitable if the price of the company’s securities declines. These “short sales” create a conflict of interest for individuals who have a duty to act in a manner that they reasonably believe to be in the best interests of the issuing company. Insider trading and tipping by SiteOne Personnel may result in substantial liability to SiteOne and criminal and civil liability for the individual involved. Accordingly, it is SiteOne’s policy to prohibit SiteOne Personnel from trading on the basis of or improperly disclosing, material non-public information and to prohibit short sales of SiteOne’s securities by directors, officers and owners of ten percent (10%) or more of SiteOne’s equity securities. This policy extends to trading of any securities in which SiteOne Personnel have a “beneficial” or pecuniary interest, including purchases or sales of securities held by or for the benefit of a spouse, domestic partner, or children living in the household, and securities held by other entities that SiteOne Personnel control, such as corporations, partnerships and trusts.

SiteOne Restrictions Applicable to All SiteOne Personnel

To assist SiteOne Personnel in complying with the federal securities laws, it is SiteOne’s policy that all SiteOne Personnel are required to refrain from trading in the securities of SiteOne or any other company on the basis of material non-public information relating to SiteOne or that other company that was obtained in the course of providing services to or employment with SiteOne and has not been available to the public for at least two (2) business days. Information is generally considered to be “available to the public” if it has been disclosed in a nationally distributed press release, included in a filing with the U.S. Securities and Exchange Commission (the “SEC”) or other governmental agency that makes such information available to the public or disclosed through another method that is designed to provide broad non-exclusionary distribution of the information to the public. As noted above, you should assume that all information about SiteOne that you receive from any source (whether in the course of your service to SiteOne or otherwise) is “non-public” unless you are certain that the information has been publicly disclosed for at least two
(2)business days.

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In addition, SiteOne Personnel may not disclose material information relating to SiteOne or any other company that was obtained in the course of providing services to or employment with SiteOne to any other person, except when that other person needs to know the information in order for SiteOne to effectively conduct business, and there is no reason to believe that the information will be used for improper trading or inappropriately disclosed by that person until the information has been available to the public for at least two (2) business days. Under no circumstances may SiteOne Personnel recommend or suggest to another person that he or she buy, sell or hold securities of SiteOne on the basis of material non-public information. SiteOne Personnel should, in general, avoid discussing SiteOne business with non-SiteOne Personnel, including suggestions or recommendations related to SiteOne’s securities.

SiteOne Restrictions Applicable to Directors, Executive Officers and Designated Associates

In addition to the general restriction applicable to all SiteOne Personnel set forth above, SiteOne’s policy prohibits members of the Board of Directors, Executive Officers (as defined below), and Designated Associates (as defined in the attached guidelines) from trading in SiteOne’s securities, except during “window periods” or pursuant to a written trading plan (a “10b5-1 Plan”) approved by the General Counsel. A window period is generally the period beginning two (2) business days after the issuance of a press release regarding quarterly or annual earnings and ending the last day of the second (2nd) fiscal month of each fiscal quarter, although the General Counsel and Chief Financial Officer may, in their discretion, extend, reduce or otherwise modify the window periods. SiteOne may impose additional blackout periods affecting all or some of the directors, Executive Officers, and Designated Associates in connection with certain pension fund blackouts or as a result of business developments. During these blackout periods, no purchases or sales of SiteOne’s securities may be made. SiteOne will provide appropriate notice of any additional blackout periods.

SiteOne Restrictions Applicable to Directors and Executive Officers

Pre-Clearance

In addition to the general restrictions applicable to all SiteOne Personnel set forth above, executive officers who are subject to the reporting requirements under Section 16 of the Exchange Act (“Executive Officers”) and members of the Board of Directors (members of the Board of Directors and the Executive Officers, collectively, the “Section 16 Insiders”) are required to obtain pre- clearance of all transactions in or affecting SiteOne’s securities (including not only purchases and sales, but also gifts and other types of transfers) from the General Counsel of SiteOne or the General Counsel’s designee.

To obtain pre-clearance for transactions, directors and Executive Officers must provide the General Counsel or the General Counsel’s designee with information regarding the proposed trade or transfer, including the type of transaction and the number of securities, no later than one (1) business day prior to the date on which the transaction is proposed. The General Counsel or the General Counsel’s designee will seek to either clear the trade or decline approval of the transaction

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within one (1) business day. The fact that the General Counsel or the General Counsel’s designee has declined to pre-clear a proposed trade is confidential information and should only be disclosed on a “need to know” basis to persons who have an obligation to maintain confidential information. If the General Counsel or the General Counsel’s designee approves a proposed transaction, that transaction must be effected on the proposed transaction date or within the following two (2) business days or the pre-clearance expires. However, if the director or Executive Officer becomes aware of material non-public information before the approved transaction is executed, that person should not effect the transaction. Within one (1) business day following a pre-cleared transaction, the director or Executive Officer must provide details of the transaction to the General Counsel or his designee.

Directors and Executive Officers, just like all other SiteOne Personnel, are cautioned that the ultimate responsibility for determining whether they possess material non-public information rests with each of them individually. Accordingly, approval of a particular transaction under the pre- clearance procedure will not necessarily insulate any director or Executive Officer from liability under the federal securities laws.

The General Counsel or the General Counsel’s designee may consider a broad range of factors in determining whether to clear or prohibit a proposed transaction, including material business developments known and not yet known to the director or Executive Officer wishing to trade and the timing of other events or announcements.

Restrictions on Margin Accounts and Pledged Securities

Directors and Executive Officers are also prohibited from holding SiteOne securities in a margin account or otherwise pledging SiteOne securities as collateral for a loan.

Use of Brokers by Section 16 Insiders

We have worked out a coordinated procedure with a broker (the “Coordinating Broker”), whose contact information can be obtained from the General Counsel. Those Section 16 Insiders who are not currently using the Coordinating Broker as their broker are encouraged to enter all their transactions in equity of the Company or its affiliates through the Coordinating Broker. (The Coordinating Broker will not seek to reinvest the funds from these transactions or seek any of your other securities business.)

Whether Section 16 Insiders choose to utilize the Coordinating Broker or their own broker, we require that Section 16 Insiders and their brokers sign a Broker Instruction/Representation Form attached as Exhibit A to this Policy, which imposes two requirements on the broker handling transactions by Section 16 Insiders in equity of the Company or its affiliates:

1.To not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without
(a)first verifying with the Company that the transaction was pre-cleared; and
(b)complying with the brokerage firm’s compliance procedures.

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2.To report immediately (i.e., not later than the close of business on the relevant trade date) to the Company via
(a)telephone and
(b)in writing (via e-mail or fax) the details of every transaction involving equity of the Company or its affiliates including gifts, transfers, pledges, and all 10b5-1 transactions.

Section 16 Insiders should promptly return the executed Broker Instruction/ Representation Form to us so that we can establish a coordinated procedure with their brokers.

Restrictions on Hedging and Derivative Transactions

Directors, Executive Officers and all other SiteOne Personnel are prohibited from entering into hedging or monetization transactions designed to limit the financial risk of ownership of SiteOne securities. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of SiteOne’s securities, such as puts, calls, options (other than those granted under a SiteOne compensation plan) or other derivatives.

Post-Termination Transactions

This Policy continues to apply to your transactions in (A) securities of the Company or its subsidiaries or (B) securities of another company if you have obtained material non-public information about such company in the course of your employment by or relationship with the Company, even after you are no longer employed by the Company. If you are in possession of material non-public information when your employment terminates, you may not trade in such securities until that information has become public or is no longer material.

Investor Relations Disclosure and Communication Policy

Requirements Under the Federal Securities Laws

Regulation Fair Disclosure or “Regulation FD” requires simultaneous public disclosure of any material non-public information that is communicated by a publicly-traded company or any person acting on its behalf to a broker or dealer, investment advisor, institutional investment manager, or any person associated with such persons (the “investment community”), or to a holder of the company’s securities under circumstances in which it is reasonably foreseeable that the person will purchase or sell the company’s securities on the basis of the information, except in limited circumstances in which the recipient has an obligation to keep the information confidential. The public disclosure required is a filing with the SEC, the issuance of a press release or other disclosure through a method that is designed to provide broad non-exclusionary distribution of the information to the public. Regulation FD is designed to promote dissemination of material non- public information to the public at the same time and to prevent selective disclosure of important information to members of the investment community.

To ensure SiteOne’s compliance with Regulation FD and to promote consistent, accurate, and timely communications to all investors, it is SiteOne’s policy that material non-public information about SiteOne may only be disclosed with the approval of the Company’s General

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Counsel. In addition, only those persons designated by Company Senior Management as spokespersons may speak on behalf of SiteOne with members of the investment community or security holders who might trade on the basis of the information provided. Also, unless specifically authorized by the General Counsel, SiteOne Personnel are prohibited from discussing non-public information about SiteOne with the media or disclosing non-public information about SiteOne in other public forums.

SiteOne Personnel who unintentionally or inadvertently disclose information they believe may constitute material non-public information about SiteOne are required to contact the General Counsel immediately so that SiteOne can determine if any corrective measures need to be taken.

ANYONE IN DOUBT ABOUT THE APPLICATION OF SITEONE SECURITIES LAWS POLICY MUST CONSULT WITH AND SEEK THE APPROVAL OF THE GENERAL COUNSEL (OR HIS OR HER DESIGNEE) BEFORE PROCEEDING WITH ANY TRANSACTION INVOLVING THE SECURITIES OF SITEONE OR OTHER COMPANIES COVERED BY THIS POLICY AND BEFORE DISCLOSING INFORMATION CONCERNING SITEONE OR OTHER COMPANIES COVERED BY THIS POLICY. A VIOLATION OF THE SECURITIES LAWS POLICY MAY RESULT IN SEVERE SANCTIONS, UP TO AND INCLUDING TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP WITH SITEONE.

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SiteOne Securities Laws Policy Implementation Guidelines

Insider Trading Policy Guidelines

Who is a Designated Associate?
A Designated Associate for purposes of this policy includes (1) every Vice President and more senior officer of SiteOne and (2) as more fully described below, each individual who is expressly determined to be a Designated Associate and whose name is listed on the Designated Associate List maintained by the Legal Department.

If you are not a Vice President or more senior officer, a Vice President or more senior officer of SiteOne can designate you as a Designated Associate. While the officer making this determination may consider such factors as he or she considers prudent under the circumstances, Designated Associates generally are associates who have primary (rather than incidental or infrequent) job responsibilities that include significant access to, knowledge of, and involvement in circumstances that constitute non-public information that is material to SiteOne as a whole. If for any reason you believe you fall within the criteria described above but you have not been designated as a Designated Associate, you should contact your supervisor to discuss your situation.

How do I know if I am a Designated Associate?
If you are a Vice President or more senior officer of SiteOne, you are a Designated Associate. For all other SiteOne associates, as described above, a Vice President or more senior officer must have expressly designated you as a Designated Associate. In this case, you will be formally notified of the designation, and your name will be added to the Designated Associate List. To the extent you have not already done so, you will also be asked to sign a certification stating that you have read this policy and that you understand your obligations as a Designated Associate.

Does this policy apply only to SiteOne’s securities?
No, our policy prohibits the trading of securities of any company if you are aware of material non- public information about (or possibly affecting) that company obtained in the course of providing services to or employment with SiteOne. This includes, but is not limited to, companies with which SiteOne does business.

What is material non-public information?
Material non-public information is confidential information that is not available to the public relating to a company, its business operations, or securities, which would be likely to affect the market price of any of its securities, would be considered important by a reasonable investor in determining whether to buy, sell, or hold the company’s securities or would significantly alter the total mix of information publicly available about the company. Material information about a company can be positive or negative. Examples of material information may include, but are not limited to:

•earnings, EBITDA, revenues or other financial information;

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•financial forecasts of any kind, particularly our ability to meet previous SiteOne forecasts and the investment community’s estimates;

•business conditions, including sales volumes, margins and conditions affecting our industry;

•potential mergers, acquisitions, tender offers, joint ventures or changes in assets;
•introduction of significant new products or services or developments with respect to existing products and services;

•developments regarding customers or suppliers, including the gain or loss of customers or suppliers;

•business development initiatives and strategies;
•changes in the control or management of SiteOne;
•change in auditors or auditor notification that SiteOne may no longer rely on an auditor’s audit report;

•changes in critical accounting policies or practices;
•borrowing activities or liquidity problems;
•events related to our securities (e.g., stock splits, calls for redemption, dividend changes, securities offerings or share repurchases);

•major litigation or regulatory matters; and
•changes in long-term debt ratings.
Whether information is material in a given situation is determined with the benefit of “20-20” hindsight. If you have any doubts, you should presume that information pertaining to SiteOne or any other company is material and not public.

How do I act to avoid tipping someone about material non-public information?
You should be careful to ensure that all material non-public information about SiteOne remains confidential. To be sure you do not tip someone:

•only tell material non-public information to other associates on a “need to know” basis for authorized SiteOne business purposes;

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•mark material non-public information “Confidential” so that everyone knows that it should be kept confidential and keep the information somewhere not generally accessible to others;

•refer questions about SiteOne from the media to Shannon Versaggi, SVP – Chief Marketing Officer and from investors or financial analysts to Scott Salmon, EVP - Strategy and Development;

•never discuss SiteOne in an internet chat room, on a social media site or on a non- company website;

•never give trading advice of any kind to anyone concerning SiteOne securities; and
•never discuss material non-public information in public areas where others could overhear it, such as such as elevators, hallways, lobbies, restrooms and public transportation facilities.

SiteOne Personnel should, in general, avoid discussing SiteOne business with non-SiteOne Personnel, including suggestions or recommendations related to SiteOne’s securities.

What are the penalties for violating the insider trading laws?
Potential penalties for an insider trading violation include (1) imprisonment of up to 20 years, (2) a criminal fine of up to $5 million (no matter how small the profit gained or loss avoided), and
(3)civil penalties of up to three times the profit gained or loss avoided. If SiteOne fails to take appropriate steps to prevent illegal insider trading, SiteOne may have “control person” liability for trading violations, with a criminal penalty of up to $25 million and civil penalties of up to the greater of $1 million or the profit gained or loss avoided. The civil penalties can extend personal liability to SiteOne’s directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Any SiteOne Personnel found by SiteOne to have violated the securities laws (whether or not prosecuted or sued by any government authority or private party) or to have violated this policy will be subject to dismissal or other sanctions and to possible claims by SiteOne for damages sustained by reason of their activities.

May I always trade within the window period?
Not if you have material non-public information. While you can usually trade during open window periods because material information about SiteOne has been publicly disclosed through the earnings release made before the window period began, you may never trade on the basis of material non-public information. Additionally, members of the Board of Directors and Executive Officers must pre-clear all transactions in or affecting the securities of SiteOne through the General Counsel or his or her designee.

Are charitable or other gifts of SiteOne securities covered under the policy?

Posted: February 13, 2025

Charitable or other bona fide gifts of SiteOne securities are subject to all restrictions of the policy, including the pre-clearance requirements for members of the Board of Directors and Executive Officers.

Does the policy apply to charitable trusts and foundations and other civic organizations if I serve as an officer, director, trustee, etc. of such trust or foundation?
The policy applies to any organization that is your “affiliate.” An organization is your affiliate if you or any member of your immediate family (living in your house) exercises control over the organization’s decision to engage in any transaction in securities or has a monetary interest in the securities held by the organization. For example, a family charitable foundation (where you are the trustee) would be your affiliate because you decide whether the foundation engages in any transaction in Company securities. In this circumstance, particularly if you are a Designated Associate, you should avoid participating in decisions about Company securities (and you may even want to cause the foundation to avoid Company securities altogether) to prevent the foundation from having to comply with trading window restrictions.

Does the policy apply to the exercise of stock options when the exercise price is paid with a portion of the option shares?
Yes, this is called a cashless exercise. In a cashless exercise, your broker exercises your stock options and sells in the open market enough of the shares acquired on exercise to pay your exercise price. The broker then credits your account with the balance of shares. Because this involves a sale, this type of transaction is covered under the policy.

Does the policy cover the exercise of stock options when the exercise price is paid by retiring previously acquired stock?
No, this type of transaction is not restricted by the policy. In this case, you pay the exercise price by delivering to SiteOne shares of SiteOne stock that you already own. Then you receive all of the option shares but do not sell any. Because there is no public sale of SiteOne stock, the policy does not apply in this situation.

Does the policy apply to the exercise of stock options when the exercise price is paid in cash? No, in this case you exercise the option, receive all of the option shares and pay the exercise price in cash.    Because there is no public sale of SiteOne stock, the policy does not apply in this situation.

Does the policy apply to transactions in the SiteOne Stock Fund under the Company’s 401(k) plan?
Yes, the following transactions are subject to the provisions of this policy:

•An election to transfer an existing balance from another fund into the SiteOne Stock Fund;
•A transfer of an amount in the SiteOne Stock Fund to another account within the 401(k);

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•Taking a loan out from your 401(k) balance that decreases the balance in your SiteOne Stock Fund account; and
•An election to change the amount of your 401(k) contributions allocated to the SiteOne Stock Fund.

Note, however, that the purchases of SiteOne stock within the 401(k) plan resulting from periodic contributions of funds to the plan pursuant to payroll deduction elections are not restricted by this policy.

Can I buy or sell shares using a limit order?
Yes, but you should be careful. If, for example, the trading window is open and you instruct your broker to sell shares at “$30 per share good ‘til canceled” and the trade executes after the window closes, then you have violated the policy. Under these circumstances, you should have, instead, instructed your broker to sell shares at “$30 per share good ‘til canceled” but ensure that you cancel the trade prior to the window closing. You should not rely on the broker or a Company vendor (such as the transfer agent) to prevent you from trading while the window is closed. Note also that if you are an Executive Officer or a member of the Board of Directors and your transaction is not completed within two (2) days of your proposed transaction date, you should obtain pre-clearance again.

Does the policy prohibit using SiteOne securities as collateral?
The policy prohibits Directors and Executive Officers from using SiteOne securities as collateral. This means that Directors and Executive Officers may not open margin accounts using SiteOne stock as collateral, and may also not pledge SiteOne stock as collateral in connection with a loan. The policy does not prohibit other SiteOne Personnel from using SiteOne securities as collateral. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in SiteOne securities. Directors, Executive Officers and all other SiteOne Personnel are prohibited from holding SiteOne securities in a margin account or otherwise pledging SiteOne securities as collateral for a loan. All other SiteOne Personnel should exercise caution in holding SiteOne securities in a margin account or pledging SiteOne securities as collateral for a loan. A margin or foreclosure sale that occurs when you are in possession of material non-public information may, in some circumstances, result in unlawful insider trading.

Investor Relations Communication Policy Guidelines

Can associates answer questions or respond to requests for information from SiteOne’s stockholders or from members of the investment community?
No. Requests for information or questions, whether from stockholders or members of the investment community, should be answered only by Scott Salmon, EVP – Strategy and Development or an authorized SiteOne spokesperson.

When is information considered public?

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Information is considered to be public after it has been disclosed for two (2) business days following a nationally-distributed press release, included in a filing with the SEC or other governmental agency that makes the information available to the public, or disclosed through another method that is designed to provide broad non-exclusionary distribution of the information.

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For More Information

If you have a question about the Securities Laws Policy or the application of such policy to a particular situation, please contact Briley Brisendine, General Counsel, at (470) 277-7167.

If you observe potential violations, please (i) talk to your manager, (ii) contact the General Counsel at (470) 277-7167, or by e-mail at bbrisendine@siteone.com, or (iii) call the Company’s Compliance and Ethics Hotline at 1-844-650-0008 (English) or 1-800-216-1288 (Spanish).

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Exhibit A

BROKER INSTRUCTION/REPRESENTATION

TO: [Broker]      FROM: [Your Name]
RE: Pre-clearance Procedure for All Transactions, Including Transfers, etc. involving securities of SiteOne Landscape Supply, Inc.

In order to comply with the two-day filing requirement for officers and directors and others (including family members) subject to Section 16 of the Securities Exchange Act of 1934, SiteOne Landscape Supply, Inc. (the “Company”) has instituted compliance procedures that require you to sign this form and immediately return it to the Company.

1.I authorize the Company and you, my securities broker, to implement procedures for reporting to the Company all my transactions (including those of my family members and other entities attributable to me under Section 16) involving Company equity, including transfers such as gifts, pledges, hedges, etc., and other changes in beneficial ownership.

2.Prior to executing any instruction (other than pursuant to any Rule 10b5-1 pre-approved plan) from me involving Company equity, you agree that you will verify with the Company that my proposed order instruction has been approved. You also agree to adhere to your brokerage firm’s Rule 144 procedures and all other relevant compliance procedures.

3.Immediately upon execution of any transaction or instruction involving Company equity (including Rule 10b5-1 transactions), you agree to provide all the details of the transaction to the Company, both

a)by telephone and

b)in writing (by fax or e-mail).

Thank you.

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By: (Section 16 Insider)
Print Name:
I agree to comply with all the above procedures.
By: Broker Print Name: Brokerage Firm Name: Address: Phone: E-Mail: Fax No.: By: Branch Manager Print Name:

Please immediately complete, sign and PDF this form to Briley Brisendine at bbrisendine@siteone.com or by fax at (470) 277-7478. In addition, please mail a copy to SiteOne Landscape Supply, 300 Colonial Center Parkway, Suite 600, Roswell, GA 30076.